Exhibit 99.1

FOR IMMEDIATE RELEASE
----------------------
Contact:   Lorraine D. Miller, CFA
           Senior Vice President
           Finance and External Communications
           404.378.0491

                   WESTPOINT STEVENS ANNOUNCES SALE OF COMPANY

               DESIGNATES WILBUR ROSS LED GROUP AS STALKING HORSE
                AGREEMENT WILL ALLOW NEW COMPANY TO BE DEBT-FREE

WEST POINT, GEORGIA (March 1, 2005) - WestPoint Stevens Inc. (OTCBB: WSPTQ) (www.westpointstevens.com) today announced that it has entered into a definitive agreement for the sale of the Company to an investor group. The investor group consists of WL Ross & Co. LLC and holders of a majority of the Company's Senior Credit Facility, including Contrarian Capital Management and CP Capital Investments. The details of the agreement will be set forth in papers being filed with the Bankruptcy Court and the Securities and Exchange Commission.

The agreement calls for the sale of substantially all of the assets of WestPoint Stevens. As part of the agreement, equity in the new company will be distributed to holders of outstanding senior secured debt, and the new company will conduct a rights offering, underwritten by the investor group, to raise $207.5 million of equity capital. All of WestPoint Stevens' Senior Credit Facility holders will have the equal right to participate, and in certain circumstances WestPoint Stevens' Second Lien Facility holders could participate in the rights offering. The new company will repay WestPoint Stevens' debtor in possession loan, satisfy certain administrative claims, and assume WestPoint Stevens' ordinary course payables and certain other post-petition liabilities, including bankruptcy emergence costs. The agreement provides that WestPoint Stevens' Second Lien Facility holders would receive $10.0 million released from escrowed adequate protection payments provided they do not object to the transaction and additional consideration in certain other events if the sale is completed. Following the sale, WestPoint Stevens will wind down its estate, and as a result, its unsecured creditors could receive a small distribution and all shares of its common stock would be cancelled with no payment.

WestPoint Stevens will submit the agreement to the Bankruptcy Court for approval as promptly as possible. The agreement calls for a closing no later than July 31, 2005 and a breakup fee of $5 million in certain circumstances if a sale to a higher bidder is consummated. If any qualified, competing bids are received by the bidding deadline to be established by the Bankruptcy Court, an auction will be held involving the competing bidders.

M. L. "Chip" Fontenot, WestPoint Stevens President and CEO commented, "This is a major step toward the successful reorganization of our company on a debt-free basis. We are delighted that such a knowledgeable textile executive as Mr. Ross shares our confidence in our future outlook." Wilbur Ross added, "We look forward to helping management supplement WestPoint Stevens' highly efficient domestic manufacturing with international joint ventures to create a truly global home fashions company."

WestPoint Stevens Inc. is the nation's premier home fashions consumer products marketing company, with a wide range of bed linens, towels, blankets, comforters and accessories marketed under the well-known brand names GRAND PATRICIAN, PATRICIAN, MARTEX, ATELIER MARTEX, BABY MARTEX, UTICA, STEVENS, LADY PEPPERELL, SEDUCTION, VELLUX and CHATHAM - all registered trademarks owned by WestPoint Stevens Inc. and its subsidiaries - and under licensed brands including RALPH LAUREN HOME, CHARISMA, DISNEY HOME and GLYNDA. WestPoint Stevens can be found on the World Wide Web at WWW.WESTPOINTSTEVENS.COM.

                                      -END-


     507 West Tenth Street o Post Office Box 71 o West Point, Georgia 31833
                            www.westpointstevens.com